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                                                                   EXHIBIT 10.13

                          EMPLOYEE BENEFITS AGREEMENT
                          ---------------------------

          AGREEMENT, dated as of January 1, 1997, by and between PRAXAIR, INC., a Delaware corporation (hereinafter referred to as "Praxair") and CHICAGO BRIDGE & IRON COMPANY, a Delaware corporation (hereinafter referred to as "Bridge"). (Bridge and all its subsidiaries are hereinafter referred to as the "Bridge Group.")

                                 W I T N E S S E T H:

          WHEREAS, as a result of an Agreement and Plan of Merger among Praxair, PX Acquisition Corporation and CBI Industries, Inc., a Delaware corporation, ("CBI Industries"), dated as of December 22, 1995, Praxair acquired all of the common stock of CBI Industries, and Bridge became an indirect subsidiary of Praxair; and

          WHEREAS, upon the filing of a Certificate of Ownership and Merger with the Secretary of State of Delaware on December 19, 1996, CBI Industries was merged with and into Praxair; and

          WHEREAS, Praxair intends to sell some or all of its interest in
Bridge, and, in anticipation of such sale, Praxair and Bridge desire to define their respective rights and obligations with respect to certain employee benefit plans and liabilities;
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          NOW, THEREFORE,  in consideration of the premises and mutual covenants set forth herein and other good, valuable and sufficient consideration, the receipt of which is hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

          1. (a) Effective as of the January 1, 1997 (hereinafter the "Effective Date"), Praxair will assume sponsorship of the CBI Pension Plan, and have sole responsibility for making required contributions to such Plan. Bridge shall, and shall cause its United States subsidiaries to, continue to
participate in the CBI Pension Plan.   Neither Bridge nor any of its United
States subsidiaries may cease such participation without Praxair's express written approval. Bridge will pay to Praxair, with respect to the benefits under the CBI Pension Plan, the principal sum of seventeen million two hundred seventy thousand dollars ($17,270,000.00), plus interest accrued from the Effective Date at the rate of seven and one-half percent (7 1/2%) per annum. Subject to Paragraph 9(a) of this Agreement, such payments shall constitute Bridge's total and sole obligation with respect to CBI Pension Plan and its related trust for all present and future benefits accrued under the CBI Pension Plan for any participant and all costs and expenses related thereto. The principal shall be paid in twelve annual payments commencing on December 1, 1997 and continuing on each December 1st until and including December 1, 2008. Each such payment shall consist of a principal repayment of one million four hundred thirty-nine thousand one hundred sixty-six dollars and sixty-six cents ($1,439,166.66), plus all interest accrued to the date of such payment.

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          (b)  Praxair shall have sole authority to administer and amend the CBI
Pension Plan, and to manage the assets thereof; provided, however, that (unless such amendment is required by law) no amendment shall be made which affects the benefits of Bridge Group employees without the consent of Bridge, which consent shall not unreasonably be withheld. Bridge shall not be, and shall not be deemed to be, either the plan administrator, a contributing sponsor or a named fiduciary for any purpose under the CBI Pension Plan.

          2. (a) Praxair will retain sole responsibility for retiree life and medical benefits for individuals who retired with an immediate entitlement to such benefits from CBI Industries or its affiliates prior to the Effective Date ("Retiree Benefits"). Bridge will pay to Praxair, with respect to the Retiree Benefits, the principal sum of twenty-one million four hundred thousand dollars ($21,400,000.00), plus interest accrued from the Effective Date at the rate of seven and one-half percent (7 1/2%) per annum. Subject to Paragraph 9(a) of this Agreement, the sum of such payments, plus the payment of the amounts set forth in Schedule 2(b) hereto, shall constitute Bridge's total and sole obligation with regard to the Retiree Benefits for all present and future benefits accrued under the Retiree Benefits for any participant and all costs and expenses related thereto. The principal shall be paid in twelve annual payments, commencing on December 1, 1997 and continuing on each December 1st until and including December 1, 2008. Each such payment shall consist of a principal repayment of one million seven hundred eighty-three thousand three hundred thirty three dollars and thirty-three cents ($1,783,333.33), plus all interest accrued to the date of such payment.

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          (b)   During calendar year 1997, Bridge shall provide administrative services with respect to the Retiree Benefits. Effective 1998, and continuing thereafter, Praxair shall have responsibility for providing such services. Bridge's compensation for providing such services for 1997, and Praxair's compensation for providing such services for 1998, shall be deemed for purposes of this Agreement to be equal, and neither party shall owe the other with respect to the provision of such services during those two years. Commencing in 1999, Bridge shall pay Praxair for its share of such services. Although such services will be provided by Praxair for a protracted period of time, the parties have agreed that Bridge shall pay Praxair for its share of such services for the entire time they are provided by Praxair, but that such payments shall be paid to Praxair by Bridge over a period extending from December 1, 1999 to December 1, 2009, inclusive, as set forth in Schedule 2(b) hereto. Bridge may make prepayments of such amounts only as agreed to by the parties from time to time. Except to the extent it acts a fiduciary during 1997, Bridge shall not be, and shall not be deemed to be, either the plan administrator or a named fiduciary for any purpose under the Retiree Benefits.

          (c) The parties acknowledge that the payments to Praxair under Paragraph 2(a) have been calculated on the assumption that benefits under the Retiree Benefits will not be reduced by amendment in the future. In the event Praxair amends the Retiree Benefits to reduce the benefits available thereunder, such payments to be made to Praxair by Bridge will be recalculated commensurate with such benefit reduction.

          (d) During calendar year 1997, Bridge shall maintain certain required medical, life insurance, and long-term disability benefits for which Praxair has financial

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responsibility for (i) eligible former employees of CBI Industries and affiliates who terminated employment prior to the Effective Date, (ii) retirees entitled to Retiree Benefits, and (iii) employees of MQS Inspection, Inc. and Cooperheat, Inc. (collectively, "Non-Bridge Participants"). Bridge shall pay from its general assets, all claims, insurance premiums, and third party provider fees ("Welfare Benefits Payments") for such Non-Bridge Participants. Praxair shall reimburse Bridge for such Welfare Benefits Payments on a monthly basis. For purposes of such reimbursement, Welfare Benefits Payments will also include all claims, insurance premiums, and third party provider fees paid with respect to CBI Industries welfare benefits plans on behalf of then active employees of CBI Industries and affiliates, but only to the extent that such claims or payments are incurred in, or paid with respect to, periods prior to the Effective Date.

          3. Praxair shall retain all liabilities which exist as of the Effective Date under the CBI Industries, Inc. Supplemental Survivors' Benefit, Executive Life Insurance and Benefit Restoration Trust (the "Rabbi Trust"), and no assets of the Rabbi Trust shall be transferred to the Bridge Group, except where otherwise agreed through individual arrangements entered into by specific participants. Active Bridge Group employees will accrue no further benefits under any plans covered by the Rabbi Trust on or after the Effective Date, and neither the Rabbi Trust nor Praxair shall be obligated to make any premium payments for any active Bridge Group employees under any Executive Life Insurance policies on or after the date that Bridge ceases to be part of the Praxair controlled group.

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          4.   Bridge shall be solely responsible and liable for the amount of any and all  variable compensation for Bridge Group employees.


          5. Bridge shall be solely liable for, and shall indemnify Praxair and its subsidiaries which are not part of the Bridge Group, from and against any liability for, any termination payments made to, or claims for termination payments made by, any employee or former employee of Bridge or any of its direct or indirect subsidiaries (excluding MQS Inspection, Inc., Cooperheat, Inc. and Ershigs, Inc.) and any other entities in which they or any of them hold or heretofore held a direct or indirect interest (collectively referred to hereinafter as the "Bridge Companies"), regardless of when such payments are made or when such claim is presented, and regardless of when such termination occurred.


          6. Bridge shall be solely responsible for any liability in connection with multiemployer plan withdrawal where such liability arose from a complete or partial withdrawal at any time from such a plan by any of the Bridge Companies, as defined in Paragraph 5.


          7. The Bridge Group shall not participate in any Praxair benefit plans and programs as of the Effective Date other than the CBI Pension Plan.

          8. Except where otherwise stated, nothing in this Agreement shall be construed or interpreted to restrict Praxair's or Bridge's individual right or authority to amend or terminate any benefit plans, policies or programs, maintained by such party, effective as of a date following the Effective Date.


          9. (a) Notwithstanding any other provision of this Agreement, if any amount payable hereunder to Praxair is not paid when due, then from and after such due date interest shall accrue on the overdue amount until paid at the greater of (i) the rate of seven and one-half percent (7 1/2%) per annum, and
(ii) a fluctuating interest rate equal to two percent (2%) plus the prime, base or comparable rate of interest announced by Citibank N. A. (or its successor) in New York City from time to time (but in no event greater than the highest applicable non-usurious rate permitted under the laws of the State of New York).

          (b) Bridge may at any time and from time to time prepay its obligations under Paragraphs 1(a) and 2(a) of this Agreement in full or in part, provided that any partial prepayment shall be in the amount of at least one million dollars ($1,000,000.00) and shall be accompanied by a statement from Bridge designating which obligation(s) under this Agreement are being prepaid. Prepayments shall be applied first against accrued and unpaid interest with respect to the obligation being prepaid, and then against installments of such obligation in the inverse order in which such installments become due.

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          10.  Other than the failure to pay monies when due hereunder, neither
Praxair nor Bridge shall be liable for its failure to perform hereunder to the extent that its performance is made impracticable, delayed or prevented, in whole or in part, due to any occurrence beyond its reasonable control, including, without limitation; acts of God; inclement weather; floods; accidents; strikes; lockouts; fires; wars; equipment failures; labor disputes; labor shortages; riots; demonstrations; sabotage; laws, ordinances, rules, regulations, standards or decrees of governmental or other authorities, whether valid or invalid (including, without limitation, import or export prohibitions or priorities, requisitions, allocations and price adjustment restrictions); inability to obtain or unavoidable delay in obtaining necessary power, materials, facilities, services or equipment; interruption or unavoidable delay in communication or transportation; or any other similar or dissimilar occurrence which would have a material adverse impact on the ability of Praxair or Bridge to perform hereunder. If a party fails to perform hereunder as a result of any occurrence described in the preceding sentence, such affected party shall (i) give written notice to that effect to the other party promptly after such occurrence together with a statement setting forth reasonably full particulars concerning such occurrence and (ii) use reasonable efforts to remedy such occurrence as quickly as possible. The requirement that such occurrence be so remedied shall not require the settlement of strikes, lockouts, or other labor difficulties. To the extent required by any such occurrence, the performance by the affected party shall be suspended during the continuance of any such occurrence (but for no longer period) and this Agreement shall otherwise remain unaffected. If at any time during the term of this Agreement such occurrence is remedied, the affected party shall promptly notify the other party and any such suspension shall end.

                                      -8-
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          11.  Each party agrees to refrain and to cause its subsidiaries and affiliates to refrain from using in any manner, and to use reasonable efforts to keep confidential and to cause its subsidiaries and affiliates to use reasonable efforts to keep confidential, any and all information and data relating to any employees or concerning the business and affairs of the other party or its subsidiaries or affiliates received as a result of this Agreement, except to the extent that such party can demonstrate that the information or data (i) is generally available to the public as evidenced by prior written publication through no act or failure to act by it or its subsidiaries or affiliates or (ii) is subsequently disclosed to it or its subsidiaries or affiliates on a non-confidential basis by a third party not having a confidential relationship with such other party or its subsidiaries or affiliates with respect to such information. Notwithstanding the foregoing, each of the parties and their subsidiaries and affiliates shall be free to disclose any such information or data to the extent, but only to the extent, (i) required by applicable law or by a government in a duly authorized investigation or (ii) necessary to establish a position in any litigation or any arbitration or other proceedings based upon or in connection with the subject matter of this Agreement. Prior to any disclosure pursuant to the preceding sentence, the disclosing party shall give reasonable prior notice to the other party of such intended disclosure and, if requested by such other party, shall use all reasonable efforts to obtain a protective order or similar protection for such other party. In applying this Paragraph 11, members of the Bridge Group shall not be considered to be subsidiaries or affiliates of Praxair.

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          12.  Bridge shall hold harmless, indemnify and defend Praxair from and against any and all costs, expenses, claims, damages, lawsuits, attorneys' and accountants' fees, losses, deficiencies, assessments, administrative orders, fines, penalties, actions, proceedings, judgments, liabilities and obligations of any kind or description (a "Claim" or "Claims") asserted against, incurred or required to be paid by Praxair (regardless of when asserted or by whom), associated with or arising under any employee benefit plan or policy established, adopted or maintained by Bridge on or after the Effective Date.

          Praxair shall hold harmless, indemnify and defend Bridge from and against any and all Claims, asserted against, incurred or required to be paid by Bridge (regardless of when asserted or by whom), associated with or arising under any employee benefit plan or policy maintained by Praxair and not expressly assumed by Bridge pursuant to this Agreement.


          13. Each party shall furnish, or shall cause to be furnished, to the other party all plan participant and employee data or information in its possession which is necessary for such other party to maintain and implement any employee benefit plan or arrangement covered by this Agreement, or to comply with the provisions of this Agreement, and which is not otherwise readily available to such other party.

                                      -10-
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          14.  This Agreement shall be binding upon, and inure to the benefit of, the parties and their respective successors and permitted assigns. Nothing contained herein shall be deemed to create any third-party beneficiary rights in any individual who or entity which is not a party to this Agreement. Any assignment or delegation of this Agreement by either party without the prior written consent of the other party, which shall not unreasonably be withheld, shall be void. Notwithstanding the foregoing, no consent shall be required for Praxair to assign its right to receive payments hereunder. No assignment of an obligation hereunder shall act to release the assigning party as primary obligor therefor.


          15. The validity, interpretation and performance of this Agreement shall be governed by and construed in all respects in accordance with the law of the State of New York, without reference to its conflicts of laws rules or principles.


          16. This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and supersedes as of the Effective Date all previous agreements and understandings, oral or written, between the parties to the extent such previous agreements address such subject matter. No modification of this Agreement or waiver of any provision hereof or right hereunder will be binding upon either party unless signed in writing by an authorized representative of such party. This Agreement will continue in force on the terms and conditions described herein until terminated or amended by mutual agreement of the parties.

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          17.  Notwithstanding anything in this Agreement to the contrary, all actions contemplated by this Agreement with respect to employee benefit plans which are to be consummated pursuant to this Agreement shall be subject to such notices to, and/or approvals by, the Internal Revenue Service ("IRS"), Pension Benefit Guaranty Corporation (or other governmental agency or entity) as are required or deemed appropriate by the plan's sponsor. Praxair and Bridge each agrees to use its best efforts to cause all such notices and/or approvals to be filed or obtained, as the case may be.


          18. The provisions of this Agreement are severable. The invalidity, in whole or in part, of any provision of this Agreement shall not affect the validity or enforceability of any other of its provisions. If one or more provisions hereof shall be declared invalid or unenforceable, the remaining provisions shall remain in full force and effect and shall be construed in the broadest possible manner to effectuate the purposes hereof. The parties further agree to replace such void or unenforceable provisions of this Agreement with valid and enforceable provisions which will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provisions.


          19. From and after the Effective Date, each of Praxair and Bridge shall cause to be performed, and hereby guarantees the performance and payment of, all actions, agreements, obligations and liabilities set forth herein to be performed or paid by its subsidiaries. For purposes of this Paragraph 19, no Bridge Group member shall be considered to be a subsidiary of Praxair.

          20. No failure or delay on the part of Praxair or Bridge in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. No modification or waiver of any provision of this Agreement nor consent to any departure by Praxair or Bridge therefrom shall in any event be effective unless the same shall be in writing, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.


          21. For the convenience of the parties, any number of counterparts of this Agreement may be executed by the parties hereto, and each such executed counterpart shall be deemed to be an original instrument.


          22. All communications, notices, and disclosures required or permitted by this Agreement shall be in writing and shall be deemed to have been given at the earlier of (i) the date actually delivered to an officer of the other party or (ii) when postmarked in the case of a notice, etc., deposited in the United States mail, first class postage prepaid, and

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addressed as follows (unless and until either party notifies the other in accordance with this

Paragraph 22, of a change in address):

          If to Praxair, Inc.:

          39 Old Ridgebury Road
          Danbury, Connecticut 06817-0001
          Attention:  Vice President, Human Resources

          If to Chicago Bridge & Iron Company:

          1501 North Division Street
          Plainfield, IL  60544
          Attention:  General Counsel


          IN WITNESS WHEREOF, the parties have duly executed and entered into this Agreement, as of the date first above written.

                                    PRAXAIR, INC.

                                    By:   /s/ Robert F.X. Fusaro
                                        -----------------------------

                                    Name:     Robert F.X. Fusaro
                                         ----------------------------

                                    Title:    Attorney-in-Fact
                                           --------------------------

                                    CHICAGO BRIDGE & IRON COMPANY

                                    By:   /s/ Robert H. Wolfe
                                        -----------------------------

                                    Name:     Robert H. Wolfe
                                         ----------------------------

                                    Title:    Vice President
                                          ----------------------------

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                                 SCHEDULE 2(b)



Payment Due Date                                  Payment Amount
----------------                                  --------------


December 1, 1999                                   $109,358.00
December 1, 2000                                   $109,358.00
December 1, 2001                                   $109,358.00
December 1, 2002                                   $109,358.00
December 1, 2003                                   $109,358.00
December 1, 2004                                   $109,358.00
December 1, 2005                                   $109,358.00
December 1, 2006                                   $109,358.00
December 1, 2007                                   $109,358.00
December 1, 2008                                   $109,358.00
December 1, 2009                                   $109,358.00


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